Exhibit 5.1

August 23, 2013

PVR Partners, L.P.

Three Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel for PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $150,000,000 (the “Offered Units”) pursuant to the ATM Equity Offering Sales Agreement (the “Sales Agreement”), dated as of August 23, 2013, by and among the Partnership, PVR GP, LLC, a Delaware limited liability company (the “General Partner”), PVR Finco LLC, a Delaware limited liability company (“PVR Finco”), and Merrill Lynch, Pierce, Fenner & Smith, Incorporated and RBS Securities Inc. (the “Sales Agents”) and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-189344) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the offering and sale of the Offered Units are registered. On August 23, 2013, the Partnership filed with the SEC a prospectus supplement (the “Prospectus Supplement”) to the Base Prospectus pursuant to Rule 424(b) promulgated under the Act (the Base Prospectus, as so supplemented by the Prospectus Supplement being referred to herein as the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, the General Partner and PVR Finco, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Offered Units and related matters and to the proposed offering, (iii) certain resolutions adopted by the ATM Pricing Committee of the Board of Directors of the General Partner, (iv) the Registration Statement, (v) the Prospectus, (vi) the Sales Agreement and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

In connection with this opinion, we have assumed, without independent verification, that (i) all documents submitted to us as originals are authentic, all documents submitted

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

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conform to the originals of those documents and that all documents submitted to us as drafts of documents to be executed will conform to the documents when executed; (ii) the signatures on all documents examined by us are genuine; (iii) each natural person signing any document reviewed by us had the legal capacity or competence to do so; (iv) each person or entity signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (v) parties other than the Partnership, the General Partner and PVR Finco that have executed any document had the corporate or other power to enter into, and perform all obligations under, any such document; and (vi) all Offered Units will be issued and sold in the manner stated in the Prospectus and the Sales Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Offered Units, when issued and delivered in accordance with the terms of the Sales Agreement and upon payment of the consideration therefor as provided therein, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Vinson & Elkins L.L.P.